SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NORD PACIFIC LIMITED
Name of Registrant as Specified In Its Charter

                N/A               _
Name of Person(s) Filing Proxy Statement if other than the Registrant

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NORD PACIFIC LIMITED
40 Wellington Row
Saint John, New Brunswick
Canada

Notice of Annual Meeting of Shareholders
to be held September 8, 2000

To the Shareholders of
     NORD PACIFIC LIMITED:

     Notice is hereby given that the annual meeting of the shareholders of Nord Pacific Limited (the "Corporation") will be held at 201 Third Street, NW, Suite 1750, Albuquerque, New Mexico, 87102, on September 8, 2000 at 10:30 a.m. (MST) for the following purposes:

1.     To receive the Corporation's financial statements for the financial year ended December 31, 1999 and the auditor's report thereon (a copy of which is enclosed herewith).

2.     To elect directors of the Corporation.

3.     To ratify the appointment of independent auditors and authorize the Board to set their compensation.

4.     To act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on July 11, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     Your proxy is important to assure a quorum at the meeting. Whether or not you expect to be present, you are requested to mark, date, sign and mail the enclosed proxy in the postage-paid envelope which has been provided for that purpose. The proxy may be revoked by you at any time before it is exercised, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

By the Order of the
Board of Directors,

/s/W. Pierce Carson
W. Pierce Carson
President & CEO

August 7, 2000

August 7, 2000

NORD PACIFIC LIMITED
40 Wellington Row, Suite 2100, Scotia Plaza
Saint John, New Brunswick E2L 4S3
Canada

MANAGEMENT INFORMATION CIRCULAR
For the Annual Meeting of Shareholders
September 8, 2000

General Information

     This management information circular (the "Management Information Circular") is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting (the "Meeting") of shareholders of Nord Pacific Limited (the "Corporation"), to be held at the time and place and for the purpose set forth in the enclosed notice of Meeting. All references in this Management information circular to the Meeting include the Meeting and any adjournment thereof. The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him at the Meeting, may do so by inserting such person's name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the registered office of the Corporation or the Corporation's transfer agent indicated on the enclosed envelope not later than the close of business on the second business day preceding the day of the Meeting (exclusive of Saturdays, Sundays and holidays).

     Shares cannot be voted at the Meeting unless the holder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken.

     It is expected that the solicitation of proxies will be primarily by mail, but proxies may also be solicited personally or by telephone by employees, officers or directors of the Corporation.

     The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favor of the passing of all the resolutions described below. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing this Management information circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxyholders.

     Unless otherwise indicated all references herein to "dollars" or "$" are to United States dollars.

     As of the record date, July 11, 2000, there were issued and outstanding 12,960,803 Common Shares of the Corporation. Only shareholders of record at the close of business on the record date are entitled to vote at the Meeting. Each Common Share is entitled to one vote and cumulative voting is not permitted. A list of shareholders of record entitled to vote at the Meeting will be available at the Meeting for examination by any shareholder for any purpose germane to the Meeting.

     The holders of a majority of the Corporation's outstanding Common Shares, present in person or represented by proxy are entitled to vote and constitute a quorum for the transaction of all business at the Meeting. Automated systems administered by the Corporation's transfer agent tabulate the votes. An affirmative vote of a majority of the Common Shares present and voting at the Meeting is required for the election of directors and for the transaction of all other business.

     Beginning on or about August 7, 2000, copies of this Management information circular, the accompanying proxy card and the Corporation's Annual Report to shareholders for 1999 will be mailed to all shareholders entitled to receive notice of, and to vote at, the Meeting.

PRINCIPAL SHAREHOLDERS

     Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. All holders of Common Shares of record as of the time of the Meeting are entitled either to attend and vote thereat in person the respective Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the registered office of the Corporation or its transfer agent within the time specified in the attached notice of Meeting, to attend and vote thereat by proxy the respective Common Shares held by them.

     The following table sets forth the only entity or person known by the Board to be the beneficial owner of more than 5% of the outstanding Common Shares of the Corporation as of July 11, 2000.

Common Shares Beneficially
Owned as of July 11, 2000
Name and Address of Beneficial Owner	Number	Percent of Class

Nord Resources Corporation 201 Third Street, NW - Suite 1750 Albuquerque, New Mexico 87102	3,697,561	28.5%

ITEM 1

ELECTION OF DIRECTORS

     It is anticipated that seven directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected or appointed and qualified. The Board has nominated for election as directors the seven persons named below, all of whom presently serve as members of the Board. The shares represented by the proxy, unless the giver of the proxy indicates otherwise, will be voted at the Meeting in favor of the election of the nominees named below.

     Each of the nominees named below is, at present, available for election. If any such nominees should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries. Reference is also made to the Nord Resources Derivative Lawsuit described under Other Significant Events at the end of Item One.

     Set forth below is certain information for each nominee for election as director and each executive officer named in the Summary Compensation Table.

     The statement as to the Common Shares of the Corporation beneficially owned or over which control or direction is exercised by the nominees for election as directors hereinafter named is in each instance based upon information furnished by the person concerned.

			Common Shares Beneficially
Nominees for			Owned as of July 11, 2000[1]
Election as Directors	Age	Since	Number	Percent of Class

Edgar F. Cruft[10]	67	1988	4,079,561[2]	31.0%
W. Pierce Carson	57	1988	4,343,561[3]	32.4%
Ray W. Jenner	49	1998	50,000[4]	*
Terence H. Lang[11]	63	1988	3,801,561[5]	29.2%
Leonard Lichter[11]	72	1988	3,819,461[5]	29.3%
Lucile Lansing	71	1990	69,200[6]	*
John B. Roberts	64	1994	52,200[7]	*

Other Named Executive Officers

Name	Age	Officer Since	Number	Percent of Class
Mark R. Welch	61	1990	193,600[8]	1.5%
All Named Executive Officers and Directors as a Group (seven persons)	--	--	5,316,461[9]	37.7%

__________________________________________

* Represents less than 1% of the shares outstanding.

1 Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person has the right to acquire within 60 days after July 11, 2000. In determining the number of shares outstanding for computing the percent of class owned by the listed person, the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person has the right to acquire from the Corporation within 60 days after July 11, 2000.

2 Includes options to purchase 72,000 shares under the 1991 Stock Option Plan and non-plan options to purchase 142,000 shares. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Dr. Cruft is Chairman.

3 Includes options to purchase 72,000 shares under the 1991 Stock Option Plan and non-plan options to purchase 382,000 shares. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Dr. Carson is Chief Executive Officer and a director.

4 Includes non-plan options to purchase 35,000 shares.

5 Includes options to purchase 12,000 shares under the 1991 Stock Option Plan for Mr. Lang and Mr. Lichter, and non-plan options to purchase 68,000 and 55,200 shares for Mr. Lang and Mr. Lichter, respectively. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Mr. Lang and Mr. Lichter are directors. As to Mr. Lang, also includes 6,000 Common Shares owned by his wife for which he disclaims beneficial ownership.

6 Includes options to purchase 12,000 shares under the Corporation's 1991 Stock Option Plan and non-plan options to purchase 55,200 shares.

7 Includes options to purchase 12,000 shares under the Corporation's 1991 Stock Option Plan and non-plan options to purchase 39,200 shares.

8 Includes options to purchase 113,200 shares under the Corporation's 1991 Stock Option Plan, options to purchase 25,600 shares under the 1995 Stock Option Plan and non-plan options to purchase 30,000 shares.

9 Includes options to purchase 1,149,400 shares. Also includes 3,697,561 Common Shares owned by Nord Resources of which Messrs. Cruft, Carson, Lang and Lichter are directors.

10 Member of the Compensation Committee.

11 Member of the Audit Committee.

_________________________________________

     Dr. Cruft is the Chairman of the Corporation and from 1988-1997 was Chairman and Chief Executive Officer. He is also a founder of Nord Resources and served as its Chairman, President, Chief Executive Officer and a director from its inception in 1968 to his retirement as President and Chief Executive Officer in 1997. He remains the Chairman and a director of Nord Resources. He holds a Bachelors Degree in Geology from Durham University, England and a Ph.D. in Geochemistry from McMaster University, Canada.

     Dr. Carson is the President and Chief Executive Officer and a director of the Corporation and Nord Resources. From 1990 to 1997, he was President of the Corporation and prior to 1990, he was Senior Vice President of Exploration for Nord Resources. Dr. Carson has over 30 years experience in the mining industry and holds a Bachelors Degree in Geology from Princeton University and a Ph.D. in Economic and Structural Geology from Stanford University. He has been a director of Nord Resources since January 1994 and President and Chief Executive Officer since 1997.

     Mr. Jenner has been a director of the Corporation since 1998 and from February 1998 until January 2000 was Vice President and Chief Financial Officer of both the Corporation and Nord Resources. He has 26 years experience in domestic and international financial environments, including 14 years with Echo Bay Mines where, from 1986 to 1997, he was the Vice President and Treasurer. Prior to Echo Bay, he spent ten years with Price Waterhouse in Canada, Australia and Indonesia. He is a chartered accountant who holds a Bachelor of Commerce Degree in Management Science and a Bachelor of Science Degree in Physics and Mathematics.

     Mr. Lang is a director and was until his retirement in 1997, Vice President and the Treasurer of the Corporation. From 1978 until his retirement in 1997, Mr. Lang was also Senior Vice President - Finance and Treasurer of Nord Resources. He is also a director of Nord Resources.

     Mr. Lichter has been a director of the Corporation since its inception. He is an attorney and a Certified Public Accountant and since 1971 has been a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Nord Resources.

     Ms. Lansing, a director of the Corporation since 1990, has been President of Lansing Financial Group, Inc. since 1979. She has over 30 years experience in the securities industry and holds a Registered Representative as well as a Registered Principals License. Ms. Lansing was instrumental in raising a substantial amount of the seed capital for the partnerships which preceded the formation of Nord Pacific Ltd. Ms. Lansing is CEO of Ceracon, Inc., a powdered metallurgy forging company. She holds an MBA from Pepperdine University.

     Mr. Roberts has been a director of the Corporation since 1994. He has over 45 years of mining related experience and is currently Chairman of Ballarat Goldfields N.L., an Australian public company. Mr. Roberts was previously a director of Australian Resources Limited, and prior to that was Managing Director of Homestake Gold of Australia Limited, where he served in various capacities in Australia and the United States. He holds a Bachelor of Science degree in Geology from University of Adelaide, South Australia and is a Fellow of the Australasian Institute of Mining and Metallurgy.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Directors who are not otherwise employed by the Corporation receive $1,000 per calendar quarter and $500 for attending each in-person meeting of the Board. Mr. Lichter does not receive any fees for his membership on the Board. Mr. Lichter bills his time through Spitzer & Feldman P.C., of which he is a principal, and which is counsel to the Corporation. Mr. Roberts, in addition to his Board fees, receives a fee as a consultant to the Corporation.

     During fiscal 1999 the Board held four meetings. All Board members attended at least 75% of the Board meetings and Committee meetings.

     The Board had a Compensation Committee composed of Dr. Cruft and Mr. Drew and an Audit Committee composed of Mr. Lichter, Mr. Drew and Mr. Lang. Upon Mr. Drew's resignation April 1, 2000, replacements on these two committees were not designated. The Audit Committee meets independently with representatives of the Corporation's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent accountants. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other awards to be made under the Corporation's existing compensation and bonus plans. The Compensation Committee did not meet during 1999 and matters of compensation and the granting of stock options were addressed by the full Board. The Audit Committee met once during the year to review the audited financial statements for 1998. The Corporation does not have a nominating committee.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and beneficial holders of more than 10% of the Corporation's Common shares to file with the United States Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares of the Corporation. A similar requirement is set forth in Canadian provincial securities acts. Based solely upon the Corporation's review of copies of forms it receives from executive officers, directors and beneficial holders owning more than 10% of the outstanding Common Shares of the Corporation and on written representations from certain of such persons, the Corporation believes that during the fiscal year ended December 31, 1999 all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

OTHER EXECUTIVE OFFICERS

     Mark Welch, 61, was appointed Vice President-Development of the Corporation in February 1990. Mr. Welch was Chief Engineer of Ranchers Exploration and Development Corporation from 1974 to1984 where he had major responsibility for development and operation of various gold, silver, copper, uranium and industrial mineral projects. From 1984 to 1990 he was Vice President of Western Resources Corporation, a minerals company. He holds the degree of B.S. Mining Engineering from Washington State University.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In 1997, Nord Resources provided certain services to the Corporation under a management agreement. Nord Resources was reimbursed for all direct expenses and its overhead associated with the operations of the Corporation at approximately $7,000 per month as per the management agreement. Management believes that the costs that would have been incurred had the Corporation obtained such services on a stand-alone basis would have approximated the amounts paid to Nord Resources. The total amount paid to Nord Resources was $566,000 for the year ended December 31, 1997. Since January 1, 1998, the Corporation has shared office space, administrative personnel and expenses with Nord Resources on a 50/50 basis. In September of 1999, Nord Resources loaned the Corporation $750,000 which was payable with interest at 10%. As of the date of this management information circular the note was repaid in full.

     From January 1, 1998 to September 30, 1998, when the Corporation discontinued in Bermuda and continued into the Province of New Brunswick, Canada, the Corporation retained International Services Limited, a Bermuda entity of which Michel J. Drew, a former director, is a principal shareholder, to maintain the executive offices of the Corporation in Bermuda and to render additional services that may be required in Bermuda. In the fiscal year ended December 31, 1999, the Corporation paid International Services Limited $11,319 for such fees and services.

     Spitzer & Feldman P.C., of which Mr. Leonard Lichter is a principal, performs certain legal services for the Corporation. The Corporation paid $76,157 to Spitzer & Feldman P.C. in 1999 for these services.

     In February 1994, the Corporation entered into a consulting agreement with Mr. John B. Roberts for approximately $14,000 per year for twenty-four days of consulting per year. The agreement may be terminated at any time by notice from either party. This agreement was in effect in 1999.

     Any future transactions with officers, directors or their affiliates will be on terms at least as favorable as those available from unaffiliated parties.

EXECUTIVE OFFICERS COMPENSATION

Summary Compensation Table

     The following table sets forth compensation in fiscal years ended December 31, 1999, 1998 and 1997 earned by (hereinafter collectively the "Named Executive Officers") (i) the Chief Executive Officer of the Corporation and (ii) the Corporation's other most highly compensated executive officers, whose aggregate salary and dollar value of bonus for the fiscal year ended December 31, 1999 exceeded $100,000. Specific aspects of the compensation of the named Executive Officers are shown in the subsequent tables.

	Annual Compensation				Long Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Compensation ($)	Share Options (#)
Edgar F. Cruft	1999	50,000	--	3,000[1]	--
Chairman	1998	55,760	--	--	30,000
	1997	112,904	--	20,760[1]	50,000

W. Pierce Carson	1999	200,000	--	46,000[2]	--
President & CEO	1998	200,000	--	71,344[2]	170,000
	1997	213,080	--	70,775[2]	100,000

Mark R. Welch	1999	141,120	--	35,246[2]	--
Vice President	1998	141,120	--	69,198[2]	30,000
	1997	133,500	20,000	60,876[2]	30,000

________________________________________________________________________________

1 Represents the Corporation's contribution to Dr. Cruft's 401(k) plan.

2 Includes additional cash compensation of $36,000, $57,957 and $41,840 to Dr. Carson and $20,225, $55,032 and $40,938 to Mr. Welch for 1999, 1998 and 1997 respectively paid as a living allowance as the Corporation's business requires these officers to spend a significant portion of their time in Australia. Also includes $10,000 in 1999 and 1998 and $20,760 to Dr. Carson in 1997 and $10,000 in 1999 and 1998, and $17,620 to Mr. Welch in 1997 as the Corporation's contribution to each individual's 401(k) plan.

________________________________________

STOCK OPTION PLANS AND STOCK BONUS PLAN

     As of July 11, 2000 the Corporation had a 1989 Stock Option Plan (the "1989 Option Plan"), a 1990 Stock Bonus Plan (the "1990 Bonus Plan"), a 1991 Stock Option Plan (the "1991 Option Plan") and a 1995 Stock Option Plan (the "1995 Option Plan"), each of which has been approved by the shareholders of the Corporation. The Corporation has also granted non-plan stock options ("Non-plan Options"). Each of the plans and the Non-plan Options are administered by the Compensation Committee.

     The 1989 Option Plan, the 1991 Option Plan and the 1995 Option Plan (collectively the "Option Plans") provide for the grant of options to purchase Common Shares to officers and other key employees of the Corporation and its subsidiaries. Directors and officers who are also directors are not permitted to participate in the 1989 Option Plan, however such persons can participate in the 1991 Option Plan and the 1995 Option Plan pursuant to the grant of Formula Options ("Formula Options"), which are limited to 304,000 shares in total for the 1995 Option Plan and 240,000 shares in total for the 1991 Option Plan. Options granted under the Option Plans can be incentive stock options or non-qualified stock options, as defined in the United States Internal Revenue Code of 1986, as amended (the "Code"). For incentive options and Formula Options the purchase price cannot be less than the fair market value of a share on the date of grant. Non-qualified options may be granted at less than fair market value, as determined by the Compensation Committee. The term of options granted under the Option Plans cannot exceed 10 years.

     The 1989 Option Plan provides for the grant of options to purchase up to 160,000 Common Shares. As of July 11, 2000, all options under the 1989 Option Plan had been granted at exercise prices ranging from $1.875 to $4.375 per share.

     The 1991 Option Plan provides for the grant of options to purchase up to 480,000 Common Shares. As of July 11, 2000, options to purchase 450,878 shares are outstanding under the 1991 Option Plan, at exercise prices ranging from $2.54 to $5.25 per share. Options to purchase an additional 10,600 shares are available for grant under the plan.

     The 1995 Option Plan provides for the grant of options to purchase 600,000 Common Shares. As of July 11, 2000 options to purchase 498,120 shares are outstanding and options to purchase an additional 49,000 shares remain available for grant. Exercise prices of the options granted under the 1995 Option Plan range from $2.75 to $5.25 per share.

     The 1990 Bonus Plan provides for the issuance of Common Shares of the Corporation to officers and other key employees (other than officers who are also directors) as incentive bonuses. The Bonus Plan provides for the issuance of up to 80,000 shares. As of July 11, 2000, awards had been made for 76,193 shares, leaving 3,807 shares for future awards.

     At July 11, 2000, Non-plan Options to acquire 1,136,600 Common Shares at exercise prices ranging from $2.40625 to $5.6875 have been granted. Non-plan Options to purchase 464,800 shares were issued to non-officer directors at exercise prices ranging from $2.75 to $4.50 per share. Non-plan Options to purchase 447,000 shares were issued to directors who are also officers at prices ranging from $2.75 to $5.6875 per share and Non-plan Options to purchase 224,800 shares have been issued to consultants at prices ranging from $2.75 to $5.25. Shareholder approval was obtained for the grant of 592,000 Non-plan options and shareholder approval was not required for the balance of the Non-plan option grants. The Non-plan Options expire in three to ten years from the date of grant and are issued at the market price of the Common Shares at the date of issue.

     The following table shows as to each Named Executive Officer for fiscal 1999 (i) the number of shares with respect to which options were granted by the Corporation (ii) the percentage of total options granted to employees, (iii) the per share exercise price for such options, (iv) the expiration date of the options, and (v) potential realized value of the options.

OPTION GRANTS IN 19991

______________________________

1 The Corporation granted no options in fiscal 1999.

______________________________

     The following table presents information concerning options exercised during 1999 and the value of unexercised options at December 31, 1999 for each Named Executive Officer.

AGGREGATED OPTION EXERCISES IN 1999
AND YEAR-END OPTIONS VALUES
		Unexercised Options at December 31, 1999			Value of Unexercised in the Money Options at December 31, 1999(1)
Name	Securities Acquired on Exercise	Aggregate Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edgar F. Cruft	None	-	324,000	--	$ 0	$ 0
W. Pierce Carson	None	-	439,000	75,000	$ 0	$ 0
Mark R. Welch	None	-	197,800	15,000	$ 0	$ 0

_____________________________

(1)     Based upon the closing price of the Corporation's Common Shares on December 31, 1999 of $.5156 per share as quoted on NASDAQ

______________________________

RETIREMENT AND CHANGE IN CONTROL AGREEMENTS
FOR NAMED EXECUTIVE OFFICERS

     The Corporation has a severance agreement with Dr. Carson to pay him two years of his salary and bonuses, if any, should his employment be terminated within two years of acquisition of control of the Corporation by a group other than Nord Resources. In such event, Dr. Carson would also be paid the "spread" or difference between the market price and exercise price of any unexercised stock options he holds at that time. The Corporation has a severance agreement with Mr. Welch to pay six months of salary and bonus, if any, should his employment be terminated within two years of acquisition of control of the Corporation by a group other than Nord Resources. These agreements are intended to insure the establishment and maintenance of a sound and vital management, essential to protecting and enhancing the best interests of the Corporation and its shareholders.

     Prior to joining the Corporation in 1990, Dr. Carson had a separate retirement agreement with Nord Resources which provided annual payments to Dr. Carson for a period of 15 years commencing at age 62, or on termination of employment, whichever is later (or age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments were based on a percentage of his average annual compensation over his final three years of employment. The percentage is equal to 5% plus 1-1/2% for each year of service that Dr. Carson has with Nord Resources to a maximum of 30 years. At December 31, 1999, Dr. Carson had 19 years of service. The agreement also provided for payment of certain death benefits. The Corporation has assumed the obligations under this agreement. Dr. Carson's years of service under the agreement include the years he was employed by Nord Resources. For the year ended December 31, 1999, the Corporation accrued $43,000 relating to the retirement benefits expected to be paid to Dr. Carson.

     Effective May 15, 1997 a similar plan was established for Mr. Welch. At age 65, or on termination of employment, whichever is later, he will become eligible to receive annual payments for a period of 15 years. The payments will be based on a percentage of his average annual compensation over his final three years of employment. The percentage is equal to 5% plus 1 1/2% for each year of service that Mr. Welch has with the Corporation up to a maximum of 30 years. At December 31, 1999, Mr. Welch had nine years of service.

     The following table illustrates the estimated annual retirement benefit that would be payable for 15 years to Dr. Carson and Mr. Welch at specified levels of compensation and years of service to the Corporation. In 1992, however, the agreement was amended to provide that the net present value of Dr. Carson's future retirement benefits at the time of his retirement would be paid to him within three years of his retirement, reduced by his share of the cash value of a certain insurance policy which the Corporation transferred to Dr. Carson in 1992.

	Years of Service
FINAL AVERAGE COMPENSATION	10	15	20	25	30
$100,000	$20,000	$27,500	$35,000	$ 42,500	$ 50,000
$125,000	$25,000	$34,375	$43,750	$ 53,125	$ 62,500
$150,000	$30,000	$41,250	$52,500	$ 63,750	$ 75,000
$175,000	$35,000	$48,125	$61,250	$ 74,375	$ 87,500
$200,000	$40,000	$55,000	$70,000	$ 85,000	$100,000
$225,000	$45,000	$61,875	$78,750	$ 95,625	$112,500
$250,000	$50,000	$68,750	$87,500	$106,250	$125,000

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Philosophy

     The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation and the expectations of shareholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation. Through the grant of stock options, stock bonuses and restricted stock, the Corporation intends to relate compensation to overall corporate performance as reflected in the price of its stock.

Compensation and Performance

     Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and specific goals are met, including such factors as demonstrating measurable progress in the exploration, development and operation of the Corporation's properties and acquiring new properties for exploration and development. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which the employee has contributed to the success of the Corporation.

     The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies.

Compensation to Chairman and President

     Matters relating to compensation of executive officers were addressed by the full Board of Directors in fiscal 1999.

Compensation Vehicles

     The Corporation has a history of using a program that consists of cash and equity based compensation. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to explore and develop mines and to produce its minerals at expected competitive levels of production and costs, to enhance shareholder value, motivate technological innovation, foster teamwork and adequately reward employees. The compensation vehicles are:

(a)     Cash Based Compensation - The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

(b)     Stock Bonus Plan - The Corporation has the 1990 Bonus Plan under which awards of stock are made from time to time for outstanding performance and as an incentive for future performance. Directors and officers who are directors are not eligible for awards under the 1990 Bonus Plan.

(c)     Restricted Stock - Awards of stock can be made under this plan to reward prior service and as an incentive for future service. Recipients of restricted stock awards must continue in the employ of the Corporation for specified periods or the stock is forfeited.

(d)     Stock Option Program - The purpose of this program is to provide additional incentive to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage all employees to continue in the employ of the Corporation. The Corporation grants stock options annually to most, and sometimes all, of its employees.

(e)     Deferred Compensation for Senior Executives - The Corporation has entered into a retirement agreement with its President and its Vice President-Development. The agreement provides benefits to these senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of this retirement agreement is to provide incentive to senior executives to continue to provide services to the Corporation. Deferred compensation may be made available in the future to other senior executives.

(f)     401(k) Plan - The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $10,000 in 1999 and such employee may defer taxes on that contribution. In 1999 the Corporation made a contribution to the respective 401(k) plans of employees. This plan helps the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

Compensation Committee Interlocks and Insider Participation

Compensation Committee:

Edgar F. Cruft
Michel J. Drew

     Dr. Cruft is Chairman of the Corporation and a member of the Compensation Committee. Dr. Cruft is also Chairman of Nord Resources, which entity owns approximately 29% of the issued and outstanding Common Shares of the Corporation. Mr. Drew is a principal in International Services Limited, which provides corporate services for the Corporation. Upon his resignation on April 1, 2000 he was not replaced on this committee.

Corporate Governance

     The Toronto Stock Exchange (the "TSE") has adopted Corporate Governance Guidelines as set out in section 474 of its company manual and this statement of corporate governance has been prepared with reference thereto. The Corporation's corporate governance framework and procedures are structured such that the Board of Directors explicitly assumes responsibility for the stewardship of the Corporation including review by the Board of the following matters:

-      the Corporation's strategic planning procedures

-      the identification and management of the principal risks of the Corporation's business; and

-      the integrity of the Corporation's internal control and management information systems.

     The Board takes responsibility for succession and for appointing officers of the Corporation. The Board encourages senior management to participate in personal development activities and supports management's commitment to the training and development of all employees.

     The Board is currently comprised of seven directors, one of which, Dr. Carson, is a member of management of the Corporation and four of whom, Dr. Carson, Dr. Cruft, Mr. Lang and Mr. Lichter, are also directors of Nord Resources. The other directors are unrelated outside directors. This representation by unrelated directors is adequate to present a point of view independent of management and to represent the interests of minority shareholders.

     Dr. Carson personally retains responsibility for the monitoring of senior management and for the Corporation's external communications policy. Given Dr. Carson's close involvement in day to day operations of the Corporation, the Board has not considered it necessary to evolve a formal policy on expectations of management.

     The committees of the Board are comprised primarily of unrelated directors and function as follows:

     The Audit Committee meets at least annually and reviews the annual financial statements, matters relating to the securities commissions, investments and transactions that could adversely affect the well being of the Corporation. The Audit Committee also establishes and monitors procedures to resolve conflicts of interest and for reviewing audit and financial matters. Through meetings with external auditors and senior management, the Audit Committee discusses, among other things, the effectiveness of the internal control procedures established for the Corporation.

     The Compensation Committee reviews compensation practices and management succession and recommends the approval of the remuneration of the Corporation's senior executives including the Chief Executive Officer to the Board. This committee and the Board have reviewed the compensation of directors to ensure the compensation realistically reflects the responsibilities and risks involved in being an effective director.

     The Board has not constituted a formal Nominating Committee, comprising the unrelated directors, to be responsible for proposing new nominees to the Board and for assessing directors on an ongoing basis. To date, nominations have been the result of recruitment efforts by the Chairman and have been discussed informally with several directors before being brought to the Board as a whole. The Corporation does not have a formal process of orientation and education for new members of the Board.

     To date, due to the size and nature of the Corporation, the Board has not constituted a committee composed exclusively of outside directors, a majority of whom are unrelated directors to assess the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors. In the future, this task may be assigned to the Audit Committee.

     The Board has considered its size with a view to the impact of size upon its effectiveness and has concluded that the number of directors as presently constituted is appropriate for a company of the size and complexity of the Corporation. The Board as presently constituted brings together a mix of skills, background, ages and attitudes that the Board considers appropriate to the stewardship of the Corporation.

     The Board can function independently of management, as the chairman is not a member of management. Since June 1997 the Chairman has been other than an officer of the Corporation.

     The Board has not adopted a system that would enable an individual director to engage an outside adviser at the expense of the Corporation in appropriate circumstances. If such an engagement were appropriate it would be subject to the approval of the Board and would require advice to senior management of any such action.

     The Board has not developed a position description for the Chief Executive Officer, nor has the Board set out his corporate objectives.

     Given the considerations noted above, the Corporation's approach to corporate governance differs in certain respects from the TSE Guidelines. The Board of Directors however believes that the existing corporate governance structure is appropriate in the circumstances and the Corporation is in the process of examining its own requirements and procedures in order to further comply with the Guidelines.

Stockholder Return on Common Stock

     The following graph compares the total annual return on the Corporation's Common Shares with the annual return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. and Foreign Companies) for the period December 31, 1994 to December 31, 1999, and with the CRSP Index for NASDAQ stocks with SIC codes 1000-1099 (metal mining companies).

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved. Copyright 2000

Legend
CRSP Total Returns Index for:	12/1994	12/1995	12/1996	12/1997	12/1998	12/1999
Nord Pacific Limited	100.0	77.1	147.1	64.6	16.2	12.1
Nasdaq Stock Market (US & Foreign)	100.0	140.4	171.8	209.8	290.5	543.4
NASDAQ Stocks (SIC 1000-1099 US + Foreign) Metal mining	100.0	95.0	107.5	57.6	31.2	36.0
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 12/30/1994.
E. The data for Nord Pacific Limited from 05/1999 to 12/1999 was provided by the client.

OTHER SIGNIFICANT EVENTS

SALE OF 31.5% INTEREST IN THE RAMU NICKEL COBALT
JOINT VENTURE PROJECT IN PAPUA NEW GUINEA

     On November 29, 1999, the Corporation announced that it had agreed to sell its interest in the Ramu nickel cobalt project in Papua New Guinea to Orogen Minerals Limited. Although the project appeared to have promising results, the action was taken in order to redirect the Corporation's attention and its resources to projects that have a higher probability of realization in the near term.

     The sale was closed on March 10, 2000 with the Corporation receiving $5.0 million from Orogen Minerals Limited, and is entitled to two additional payments of $0.25 million each on the completion of financing and at commencement of commercial production. The transaction includes as a party the project's 68.5% owner, Highlands Pacific Limited, and settled certain disputes as to Highlands' rights as operator of the project.

PURCHASE OF THE REMAINING 50% OF THE NEW SOUTH WALES
AUSTRALIA, TRITTON COPPER PROJECT

     On June 5, 2000 the Corporation closed the transaction to purchase the remaining 50% interest in the Tritton copper project, as well as received a preliminary offer of bank financing to develop the mine.

     Consideration to Straits Mining Pty. Ltd. for the purchase of their 50% interest in the project was A$9,000,000 (US$5,860,000) at the exchange rate prevailing on December 31, 1999) consisting of: a) A$3,000,000 (US$1,954,000) payable on closing; b) A$3,000,000 (US$1,954,000) payable in four semi-annual payments of A$750,000 (US$488,000) commencing six months after closing; and c) A$3,000,000 (US$1,954,000) payable in six annual installments of A$500,000 (US$325,000) starting 12 months after the commencement of copper production.

     Development plans call for Tritton to be an underground mine producing an average of 18,000 tonnes (40 million pounds) annually of copper in concentrates beginning in 2002 over a mine life exceeding seven years.

     The limited recourse debt financing from Bank of Western Australia Ltd. ("BankWest") would consist of a number of debt and credit support instruments, including cash advance facilities of up to A$35 million (US$20 million); credit facilities for hedging the copper price, the currency exchange rate and the interest rate; and a credit facility to cover statutory bonding requirements.

     The BankWest financing is conditional on a number of factors, chief among them satisfactory technical review by BankWest's external independent engineer, syndication with other banks and completion of formal documentation. The Corporation's management anticipates the BankWest financing would allow the mine to be developed on a 100% debt basis. BankWest has provided similar financing for the Corporation's nearby Girilambone copper mine.

     The Corporation is currently negotiating agreements with construction and mining contractors to develop the mine. Construction is planned to begin in the fourth quarter of 2000. Allowing twelve months for underground work to reach and develop the upper levels of orebody, initial production could be expected in the first half of 2002.

BOARD OF DIRECTOR - RESIGNATION

     On June 2, 2000, the Corporation announced the resignation of Michel J. Drew as a director of the Corporation. Mr. Drew's company had been the Corporation's representative in Bermuda prior to its migration to Canada in 1998.

NORD RESOURCES SHAREHOLDER DERIVATIVE LAWSUIT

     In April 2000, a former officer of Nord Resources Corporation and a current director of the Corporation, Ray Jenner, and two other Nord Resources shareholders filed a derivative lawsuit on behalf of Nord Resources Corporation, a 28.5% owner of the Corporation. The suit named as defendants certain directors of Nord Resources, including Edgar Cruft, Leonard Lichter and Terence Lang, who are also directors of the Corporation. The lawsuit alleged breach of fiduciary duties, fraud and deceit, and unfair trade practices. The named defendants deny the validity of the claims alleged. The Corporation was not named in the lawsuit.

     Discussions are ensuing to settle this lawsuit. As of the date of this management information circular a settlement has not been reached.

     In the event a settlement is approved by the Court and becomes effective either before or after the annual meeting of shareholders, management currently anticipates that Messrs. Cruft, Lang and Lichter would resign from the Board or would not stand for election to the Board. In the event a settlement is not approved by the Court and does not become effective by October 31, 2000, Mr. Jenner has agreed to resign from the Board. If either of such events occurs, the Board may exercise its discretion and may appoint replacement members to act as the Board's recommended slate or as additional members to the Corporation's Board of Directors.

ITEM 2

APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
OF BOARD TO SET THEIR COMPENSATION

     The Board has recommended the appointment of KPMG LLP (the "Auditors") to act as independent auditors to audit the financial statements of the Corporation for the fiscal year ending December 31, 2000. The Board also requests that shareholders authorize the Board to set the compensation for the independent auditors for the fiscal year ending December 31, 2000. It is intended that proxies in the accompanying form will be voted at the meeting in favor of such appointment and authorization unless otherwise indicated on the proxy. A representative of the Auditors is expected to be present at the Meeting. The financial statements and report of the auditors for 1999 have been provided to the shareholders and will be set out for the Meeting, with the balance sheet signed by at least two directors.

OTHER MATTERS

     Management is not aware of any matters not referred to in the enclosed form of proxy that will be presented for action at the Meeting. If any such matter properly comes before the Meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

     Management is soliciting, or plans to solicit, by mail the proxies of the holders of all Common Shares. The Corporation's Transfer Agent, American Stock Transfer & Trust Company in the United States, is to perform certain services in connection with this solicitation, including tabulation of proxies and personal or telephone inquiries to shareholders and brokers, banks or others acting as custodians. For these services the Transfer Agent will receive fees at customary rates and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Shares. Directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from shareholders by telephone, telegraph or personal interview. All costs of solicitations will be borne by the Corporation.

SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Corporation's management information circular for the 2001 annual meeting of shareholders must be received by the Corporation at the address noted immediately above marked:

     "Attention President & CEO", on or before January 13, 2001, in order to be eligible for such inclusion.

For the Board of Directors,

/s/W. Pierce Carson W. Pierce Carson President & CEO

     The Corporation's Annual Report on Form 10-K for 1999 (including the financial statements and schedules thereto), as filed with the Securities and Exchange Commission ("1999 Annual Report") is being delivered concurrently with this management information circular. Shareholders are urged to review carefully the financial information contained in the 1999 Annual Report.

For United States, Canadian, and Other Shareholders:

     Please sign the proxy and return it promptly in the enclosed envelope addressed to American Stock Transfer & Trust Company to which no postage need be affixed if mailed within the United States

(August 7, 2000)

NORD PACIFIC LIMITED
40 Wellington Row
Saint John, New Brunswick
Canada

NORD PACIFIC LIMITED
201 Third Street, NW - Suite 1750
Albuquerque, New Mexico 87102

PROXY CARD

NORD PACIFIC LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 8, 2000.

     The undersigned hereby appoints W. Pierce Carson, President and CEO and Darwin L. Harrison, Acting Secretary, or either of them, or _____________________________, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the shares of the undersigned in Nord Pacific Limited at the annual meeting and any adjournment thereof. hereby revoking any proxies previously granted.

     The close of business on July 11, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof,

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL THE PROPOSALS IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

(To be Signed on Reverse Side)

__________________________________________

/X/ Please mark your
votes as in this
example.

1. Election of Nominees	For	Withhold	Nominees:
	\ \	\ \
W. Pierce Carson
Edgar F. Cruft
Ray W. Jenner
Terence H. Lang
Leonard Lichter
Lucile Lansing
John B. Roberts

For, except vote withheld from the following nominee(s):

______________________________________________

2.     To ratify the appointment of independent auditors and authorize the Board to set their compensation.

- FOR - AGAINST - ABSTAIN

3.     This transaction of such other business as may come before the meeting.

YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SIGNATURES_______________________________________________DATE_____________

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.

NORD PACIFIC LIMITED
201 Third Street, NW, Suite 1750
Albuquerque, New Mexico 87102
Tel: (505) 241-5820
Fax: (505) 766-9922

Letter to Shareholders
August 7, 2000

Dear Shareholder:

1999 was a year of significant events as your Company weathered historically low copper prices but nevertheless advanced toward its goal of becoming an international mining company with a focus on copper and gold. Solid performance by the Girilambone copper mine in Australia continued to provide positive operating cash flow. Late in the year, the Company announced the purchase of the remaining 50 percent interest in the Tritton copper project, near Girilambone, giving Nord Pacific 100 percent ownership of this new mining development. The Company announced also the sale of its 31.5% interest in the Ramu nickel-cobalt project, Papua New Guinea. Both the Tritton and Ramu transactions closed in 2000. The Company recognized a write-off on the Ramu sale that created an overall book loss for the year.

The junior resource market sector remained severely depressed in 1999, causing the price of mining stocks to fall to unprecedented low levels. Nord Pacific's stock was delisted from the NASDAQ due to the share price falling below $1.00. The stock continues to be traded on the Toronto Stock Exchange and on the OTC Bulletin Board.

Nord Pacific's 50 percent owned Girilambone copper mine continued to operate successfully in 1999, selling 28.9 million pounds of high quality copper cathode. Open pit mining ceased as scheduled in April, 2000 due to exhaustion of ore after eight years of mining. Current reserves stacked in the existing heaps are expected to maintain copper production levels through 2000 at low operating costs. Operations are planned to continue through 2001 and beyond, but with decreasing levels of copper production.

The Tritton purchase closed in June, 2000 for a consideration of A$9.0 million (approximately US$5.85 million). Concurrently the Company received a preliminary offer of bank financing to develop the new mine. The Company is working with the bank and construction and mining contractors to attempt to negotiate a comprehensive financing package that management anticipates would allow development to proceed during the fourth quarter of 2000. Development plans call for Tritton to be an underground mine producing an average of 18,000 tonnes (40 million pounds) annually of copper in concentrates beginning in the first half of 2002, over a mine life exceeding seven years.

The Simberi Island gold project in the Tabar Islands, Papua New Guinea, was placed on hold in 1999 due to depressed gold prices and lack of available financing. However, the Company remains committed to advancing the project at the appropriate future time. Drilling prior to 1999 showed the Simberi deposits contain gold resources of approximately 1.5 million ounces. At gold prices over $300 per ounce, feasibility studies show it would be profitable to mine the near-surface oxide deposits on which a development permit already has been obtained. Underlying the oxide deposits, there is excellent exploration potential to expand the known high-grade sulfide zones by additional drilling. The Company continues to maintain the property while minimizing expenditure and awaiting higher gold prices. At higher prices, management believes funding could become available for mining development and further exploration.

The sale of Nord Pacific's 31.5 percent interest in the Ramu nickel-cobalt project, Papua New Guinea, closed in March, 2000 for $5.5 million. After the Company's long commitment to Ramu, the decision to sell was not an easy one for the Board. However, it made sense in light of the difficulty the joint venture partners would have in financing this major project under current market conditions. The sale fits the Company's strategy of focusing on more immediate and achievable projects and on ones under its control.

With the proposed development of the new Tritton copper mine, your Company is expected to continue to generate cash flow as production from the Girilambone mine winds down. That cash flow will be vital to the Company's survival and will provide a platform for growth in the coming years. Long term, Nord Pacific's goal is to continue to acquire and develop high quality copper and gold properties to create value for its shareholders. Although the market sector in which the Company operates has been hard hit the last three years, there are now signs that metal prices, including copper are recovering and the outlook is brighter. Your Company is well positioned for growth with solid projects and quality management.

Thank you for your continued support.

/s/ W. Pierce Carson

W. Pierce Carson
President & CEO

NORD PACIFIC LIMITED
201 Third Street, NW, Suite 1750
Albuquerque, New Mexico 87102
Tel: (505) 241-5820
Fax: (505) 766-9922

To Registered and Non-Registered Shareholders

In accordance with National Policy Statement No. 41/Shareholder Communication, beneficial shareholders may elect annually to have their names added to an issuer's supplemental mailing list in order to receive interim financial statements. If you are interested in receiving such statements, please complete and return this form.

NAME:

ADDRESS:

                                                 POSTAL CODE:

(I certify that I am a beneficial shareholder)	SIGNATURE:

DATE: